Exhibit 11

                 Statement of Computation of Per Share Earnings

         Set forth below are the bases for the computation of earnings per share for the periods shown.

                                                Three Months Ended March 31,
                                           ------------------------------------
Earnings (loss) Per Common Share                 2000                 1999

     Basic                                       $0.06               $(0.18)
     Average Shares Outstanding                2,062,474            2,062,474
     Diluted                                     $0.06               $(0.18)
     Average Shares Outstanding                2,075,342            2,062,474





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